                                                                      Exhibit 11


                                  RDO EQUIPMENT CO.
                          COMPUTATION OF PER SHARE EARNINGS



                                                         Three Months Ended April 30
(In Thousands, Except Per Share Amounts) (Unaudited)          1997          1996
----------------------------------------------------------------------------------------
Net income                                                 $   2,379      $   1,598
                                                           ---------      ---------
                                                           ---------      ---------


Weighted average number of shares outstanding                 13,180          8,370

Dilutive effect of shares for which proceeds were
necessary to fund the $15 million distribution of
accumulated S corporation earnings                               ---          1,059

Dilutive effect of stock options outstanding                      46            ---
                                                           ---------      ---------

Weighted average number of shares outstanding                 13,226          9,429
                                                           ---------      ---------
                                                           ---------      ---------


Net income per share                                       $    0.18      $    0.17
                                                           ---------      ---------
                                                           ---------      ---------



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